Chrysler Group LLC Reports October 2012 U.S. Sales Increased 10 Percent; Best October Sales in Five Years

•	Best October sales since 2007

•	31st-consecutive month of year-over-year sales gains

•	Chrysler, Dodge, Ram Truck, and FIAT brands each post sales increases in October compared with same month a year ago

•	FIAT brand sales up 89 percent in October; largest year-over-year percentage increase of any Chrysler Group brand

•	Both Fiat 500 and Fiat 500 Cabrio record sizeable sales gains

•	Dodge brand sales up 20 percent; best October sales since 2007

•	Dodge Dart earns 5-star safety rating from U.S. National Highway Traffic Safety Administration and 2012 Top Safety Pick from Insurance Institute for Highway Safety

•	Dodge Avenger mid-size sedan and Dodge Journey full-size crossover set sales records for month of October

•	Sales of the Dodge Charger muscle car increase 36 percent; best October sales since 2008

•	Dodge Grand Caravan sales increase 49 percent; best sales since 2007

•	Ram Truck brand sales up 17 percent compared with same month last year; best October sales since 2007

•	Ram pickup truck sales up 20 percent versus same month a year ago

•	New 2013 Ram 1500 wins ‘Truck of Texas,’ the highest honor in the Texas Auto Writers Association’s (TAWA) annual Texas Truck Rodeo

•	Ram 1500 also named ‘Full-Size Pickup Truck of Texas’ and ‘Luxury Pickup Truck of Texas’ for the Laramie Longhorn

•	Chrysler brand sales up 5 percent; best October sales since 2007

•	Chrysler 300 flagship sedan and Chrysler Town & Country minivan each post sales gains greater than 30 percent

•	Jeep Wrangler and Jeep Patriot each set sales records for month of October

•	Jeep Grand Cherokee sales up 8 percent versus same month last year; Captures ‘SUV of Texas’ award for third consecutive year at Texas Truck Rodeo

•	Jeep Wrangler named ‘Mid-Size SUV of Texas’ for third year in a row at Texas Truck Rodeo

•	Jeep Wrangler recognized as ‘Hottest 4x4 SUV’ at Specialty Equipment Market Association (SEMA) trade show

November 1, 2012, Auburn Hills, Mich.—Chrysler Group LLC today reported U.S. sales of 126,185 units, a 10 percent increase compared with sales in October 2011 (114,512 units), and the group’s best October sales since 2007.

The Chrysler, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in October compared with the same month a year ago. The FIAT brand’s 89 percent increase was the largest sales gain of any Chrysler Group brand for the month. October marked Chrysler Group’s 31st-consecutive month of year-over-year sales gains.

“In spite of Hurricane Sandy, Chrysler Group posted its best October sales since 2007 and we achieved our 31st-consecutive month of year-over-year sales growth,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “Last month we also further demonstrated our disciplined approach to sales growth by posting a Q3 2012 operating profit of $706 million, an increase of 46 percent over Q3 2011.”

A diverse set of Chrysler Group models set records last month. The Fiat 500, with its considerable 89 percent sales increase, set a sales record for the month of October. The Dodge Avenger mid-size sedan, the Jeep Wrangler and Jeep Patriot sport-utility vehicles, and the Dodge Journey full-size crossover all set sales records for the month of October.

Chrysler Group’s minivans each posted double-digit percentage sales increases in October. The Dodge Grand Caravan’s 49 percent sales gain represented the largest percentage increase of any Dodge brand model while sales of the Chrysler Town & Country minivan were up 31 percent in October. The Ram 1500 pickup truck, Dodge Charger muscle car, and Chrysler 300 flagship sedan all had sizeable sales gains during the month.

Chrysler Group finished the month with an 83-days supply of inventory (404,122 units). U.S. industry sales figures for October are projected at an estimated 14.7 million units Seasonally Adjusted Annual Rate (SAAR).

October 2012 U.S. Sales Highlights by Brand

FIAT Brand

The Fiat 500 set a sales record for the month of October. It was the eighth-consecutive month this year in which the Fiat 500 has set a sales record, including an all-time sales record in September. Sales of the Fiat 500 hatchback were up 109 percent in October while the Fiat 500 Cabrio realized a 21 percent year-over-year sales increase. The first of the new Fiat 500 Turbo models began arriving in FIAT studios in October. For the driving enthusiast who wants a Fiat 500 Sport with more power and performance, the Fiat 500 Turbo answers the call with a new 135-horsepower 1.4-liter MultiAir® Turbo engine, dynamic styling, sport-tuned suspension, track-proven brakes and unique sport-styled interior.

Dodge Brand

Dodge brand sales were up 20 percent in October, the brand’s best October in five years and its 17th-consecutive month of year-over-year sales gains. Dodge brand sales of 40,611 units represented the largest sales volume of any Chrysler Group brand in October.

The Dodge Journey full-size crossover and the sporty Dodge Avenger mid-size sedan each set a sales record for the month of October. Journey sales were up 18 percent compared with the same month a year ago. October marked the seventh month this year in which the Journey has set a sales record, including an all-time sales record in August. Dodge Avenger sales increased 7 percent versus the same month last year. The Avenger has set a sales record in six months so far this year, including an all-time sales record in April.

The all-new Dodge Dart, with its 10 standard-equipment air bags and one of the auto industry’s highest content-ratios of high-strength steel, earned two major safety accolades in October. The Dart was named a 2012 Top Safety Pick by the Insurance Institute for Highway Safety and grabbed the 5-star safety rating from the U.S. National Highway Traffic Safety Administration, the regulatory agency’s highest grade. Sales of the Dart were up 4 percent in October compared with the previous month of September as the state-of-the-art compact sedan continues to build sales momentum.

Sales of the Dodge Grand Caravan, the brand’s volume leader for the month, were up a hefty 49 percent, the largest percentage sales gain of any Dodge brand model in October. It was the minivan’s10th-consecutive month of year-over-year sales gains and its best October sales in five years.

Ram Truck Brand

Ram Truck brand sales were up 17 percent in October compared with the same month last year. The Ram pickup truck, Chrysler Group’s volume leader, extended its streak of year-over-year sales gains to 30-consecutive months. Sales of the Ram pickup truck were up 20 percent in October compared with the same month a year ago. It was the pickup truck’s best October sales performance in six years. The Heavy Duty Ram trucks led the way, up 26 percent, while sales of the Light Duty Ram trucks increased 17 percent.

The new 2013 Ram 1500 with best-in-class fuel economy began arriving in dealerships across the country in October. During TAWA’s annual Texas Truck Rodeo in October, the Ram 1500 was named “Truck of Texas,” the group’s highest honor. The Ram 1500 also was named “Full-Size Pickup Truck of Texas” and was awarded “Luxury Pickup Truck of Texas” for the Laramie Longhorn model. Additionally, the Ram Truck brand was voted “Truck Line of Texas.” Judging by the 50 TAWA members occurred over two days of uncompromising on- and off-road vehicle evaluation. Consideration is given to everything from interior and exterior styling and off-road capability to the entrant’s overall utility, value and fuel efficiency.

The Ram Cargo Van posted a 145 percent sales increase in October compared with the same month a year ago.

Chrysler Brand

The Chrysler brand extended its streak of year-over-year sales gains to 16-consecutive months in October. Chrysler brand sales were up 5 percent, the brand’s best October sales in five years. Both the Chrysler 300 flagship sedan and Chrysler Town & Country minivan had strong October sales. Sales of the Chrysler 300 were up 40 percent compared with the same month last year, the full-size sedan’s 12th-consecutive month of year-over-year sales gains. The Chrysler brand introduced the all-new Chrysler 300 Glacier Edition, featuring the market’s most fuel efficient AWD system, along with unique leather seats integrated with ballistic fabric for all-weather capabilities. And the Chrysler 300C John Varvatos Luxury Edition sedan arrives in showrooms during this fourth quarter, complementing and improving the 300 with unique features from multi-award winning menswear designer John Varvatos.

Sales of the Town & Country minivan were up 31 percent in October compared with the same month a year ago.

Jeep® Brand

Two Jeep models had a record-setting month in October. Sales of the Jeep Wrangler were up 14 percent, a sales record for the month of October. The Jeep Patriot, the best-priced compact SUV in America, posted an 18 percent increase, also establishing a sales record for the month of October and the largest sales gain of any of the Jeep brand models.

For the third consecutive year, the Jeep Grand Cherokee – already the most awarded SUV ever – captured the “SUV of Texas” award at TAWA’s Texas Truck Rodeo in October. Grand Cherokee sales were up 8 percent in October versus the same month last year. In addition, the Grand Cherokee was named “Full-Size SUV of Texas” and the ultra-premium Grand Cherokee Overland Summit retained its “Full-Size Luxury SUV of Texas” title. The rugged Wrangler was awarded “Mid-Size SUV of Texas” for the third year in a row.

For the third consecutive year, the Wrangler was recognized as the “Hottest 4x4 SUV” at the Specialty Equipment Market Association (SEMA) trade show in October in Las Vegas.

Chrysler Group LLC U.S. Sales Summary Thru October 2012

	Month Sales		Vol% Change	Sales CYTD		Vol% Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	3,720	1,965	89%	36,462	15,826	130%
FIAT BRAND	3,720	1,965	89%	36,462	15,826	130%

200	8,758	11,205	-22%	109,025	69,755	56%
Sebring	0	0		0	2,380	-100%
300	5,183	3,701	40%	58,813	27,077	117%
PT Cruiser	0	0		0	1,328	-100%
Town & Country	8,281	6,338	31%	95,850	78,255	22%
CHRYSLER BRAND	22,222	21,244	5%	263,688	178,795	47%

Compass	2,486	5,179	-52%	34,389	39,192	-12%
Patriot	4,209	3,581	18%	53,270	46,234	15%
Wrangler	11,310	9,892	14%	119,787	101,820	18%
Liberty	4,099	5,997	-32%	67,773	55,322	23%
Grand Cherokee	11,919	11,084	8%	123,994	96,853	28%
Commander	0	0		0	105	-100%
JEEP BRAND	34,023	35,733	-5%	399,213	339,526	18%

Caliber	92	1,840	-95%	10,113	32,430	-69%
Dart	5,455	0	New	14,709	0	New
Avenger	7,637	7,136	7%	82,376	52,164	58%
Charger	4,924	3,626	36%	68,409	57,779	18%
Challenger	2,686	3,097	-13%	36,309	33,254	9%
Viper	0	12	-100%	20	156	-87%
Journey	5,955	5,028	18%	65,306	46,734	40%
Caravan	10,603	7,100	49%	118,730	92,930	28%
Nitro	29	2,031	-99%	3,269	20,784	-84%
Durango	3,230	3,864	-16%	33,282	42,944	-22%
DODGE BRAND	40,611	33,734	20%	432,523	379,175	14%

Dakota	2	642	-100%	490	11,299	-96%
Ram P/U	25,222	21,037	20%	238,815	199,010	20%
Cargo Van	385	157	New	5,664	292	New
RAM BRAND	25,609	21,836	17%	244,969	210,601	16%

TOTAL CHRYSLER GROUP LLC	126,185	114,512	10%	1,376,855	1,123,923	23%

TOTAL CAR	38,455	32,582	18%	416,236	290,824	43%
TOTAL TRUCK	87,730	81,930	7%	960,619	833,102	15%